[ EXHIBIT 99.1 - PRESS RELEASE ]


        INTERNATIONAL STAR, INC. ANNOUNCES PLANS FOR A 3:1 FORWARD SPLIT

Henderson, NV February 10, 2005 - INTERNATIONAL STAR, INC. (Pink Sheets: ISRI) today announced that the Board of Director's has finalized plans for a 3:1 Forward Split of the Company's common stock. As a result, Shareholders of Record Date to be set will receive three shares for each share held as of the close of business on an effective date to be set in February. As of today total number of Shares Outstanding for ISRI is 64,428,741, after the 3:1 Forward Split total number of Shares Outstanding will be 193,286,223. Full details of the action will be announced when the 3:1 Forward Split goes into effect later this month.


About the Company

     International Star, Inc. is primarily engaged in the acquisition and exploration of precious metals mineral properties. Since 1998, we have examined various mineral properties prospective for precious metals and minerals, and have acquired those we believe may contain precious metals and minerals. Our properties are located in Arizona. We have not established that any of the properties contain reserves (a reserve is that part of a mineral deposit which could be economically extracted or produced at the time of the reserve determination). We are in the process of performing further exploration to determine the feasibility of economically extracting the minerals we believe to be present. Therefore, we presently have no reserves.

     Prospective investors should note carefully that the company is primarily engaged in the exploration of precious metals mineral properties. Even though the limited testing program on the Detrital Wash and Wikieup indicate that precious metals may exist on both properties, we cannot assure you that an economically viable mineral deposit exists on either of the properties.

     Although the Company has accumulated limited data from soil analysis and assays indicating the presence of gold, silver, platinum and palladium, extensive geological analysis and exploration efforts are required on both properties in order to validate the economical feasibility of mining production from either property.


NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information, visit the Company Web site at www.istarnevada.com or contact: Dottie Wommack McNeely - (702) 897-5338